EXHIBIT 23

O-I GLASS, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-249727) pertaining to the Seventh Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan, and Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase And Savings Program,
(2)	Registration Statement (Form S-8 No. 333-236546) pertaining to the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc., Second Amended and Restated Owens-Illinois, Inc. 2005 Incentive Award Plan, Owens-Illinois, Inc. Amended and Restated 2017 Incentive Award Plan, Seventh Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan, and Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase And Savings Program, and
(3)	Registration Statement (Form S-8 No. 333-232954) pertaining to the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc., Second Amended and Restated Owens-Illinois, Inc. 2005 Incentive Award Plan, Owens-Illinois, Inc. Amended and Restated 2017 Incentive Award Plan, Seventh Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan, and Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase And Savings Program;

of our reports dated February 16, 2021, with respect to the consolidated financial statements and schedule of O-I Glass, Inc. and the effectiveness of internal control over financial reporting of O-I Glass, Inc. included in this Annual Report (Form 10-K) of O-I Glass, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Toledo, Ohio
February 16, 2021